Exhibit 3.131

CERTIFICATE OF INCORPORATION

OF

PORTA SYSTEMS OVERSEAS CORP.

FIRST: The name of the Corporation is PORTA SYSTEMS OVERSEAS CORP.

SECOND: The registered office of the Corporation in the State of Delaware is to be located at 306 South State Street, City of Dover, County of Kent. Its registered agent at such address is United States Corporation Company.

THIRD: The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH : The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) designated as common stock and the par value of each such share of common stock is One Cent ($.01 ), amounting in the aggregate to Ten Dollars ($10).

FIFTH: The name of the incorporator is GWENDOLYN LEONARD and her mailing address is Wall Street Plaza, New York, New York 10005.

SIXTH: All corporate powers of the Corporation shall be exercised by or under the direction of the board of directors except as otherwise provided herein or by law.

In furtherance and not in limitation of the powers conferred by law the board of directors is expressly authorized:

(i)	to fix, abolish, determine and vary from time to time the amount or amounts to be set apart as reserves;

(ii)	to adopt, amend and repeal by-laws of the Corporation;

(iii)	to authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real or personal property of the Corporation;

(iv)	from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as conferred by statute or by-law or as authorized by resolution of the stockholders or board of directors;

(v)	to authorize the payment of compensation to the directors for services to the Corporation, including fees for attendance at meetings of the board of directors or of any committee thereof and/or salaries for serving as such directors or committee members, and to determine the amount of such compensation;

(vi)

from time to time to formulate, establish, promote and carry out, and to amend, alter, change, revise, recall, repeal or abolish, a plan or plans for the participation by all or any of the employees, including directors and officers, of the Corporation, or of any corporation, company, association, trust or organization in which or in the welfare of which the Corporation has any interest, and those actively engaged in the conduct of the Corporation’s business, in the profits, gains or business of the Corporation or of any branch or division thereof, as part of the Corporation’s legitimate expenses, and/or for the furnishing to such employees, directors, officers or persons, or any of them, at the Corporation’s expense, of medical services, insurance against accident, sickness or death, pensions during old age, disability or unemployment, education, housing, social services, recreation or other similar aids for their relief or general welfare, in such manner and upon such terms and conditions as the board of directors shall determine; and

(vii)	to authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, firms, associations and corporations.

SEVENTH: No person shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the Corporation in good faith, if such person (i) exercised or used the same degree of diligence, care and skill as an ordinarily prudent man would have exercised or used under the circumstances in the conduct of his own affairs, or (ii) took, or omitted to take, such action in reliance upon advice of counsel for the Corporation, or upon statements made or information furnished by officers or employees of the Corporation which he had reasonable grounds to believe to be true, or upon a financial statement of the Corporation prepared by an officer or employee of the Corporation in charge of its accounts or certified by a public accountant or firm of public accountants.

EIGHTH: Any contract, transaction or act of the Corporation or of the board of directors which shall be approved or ratified by a majority of a quorum of the stockholders entitled to vote at any meeting shall be as valid and binding as though approved or ratified by every stockholder of the Corporation; but any failure of the stockholders to approve or ratify such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the Corporation, its directors or officers of their right to proceed with such contract, transaction or act.

NINTH: Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-laws, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

The board of directors may adopt by-laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person against such liability.

TENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

TWELFTH: Any director or the entire board of directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors, and the vacancy in the board of directors caused by such removal may be filled by the stockholders at the time of such removal.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and other persons herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate this 8th day of October 1982.

/s/ Gwendolyn J. Leonard

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:19 PM 05/13/2010
FILED 04:15 PM 05/13/2010
SRV 100506859 - 0945989 FILE

STATE OF DELAWARE

CERTIFICATE OF RENEWAL AND REVIVAL OF

CERTIFICATE OF INCORPORATION

OF

PORTA SYSTEMS OVERSEAS CORP.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Porta Systems Overseas Corp.

2. The corporation was organized under the provisions of the General Corporation Law of the State of Delaware. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware is October 12, 1982.

3. The address, including the street, city, and county, of the registered office of the corporation in the State of Delaware and the name of the registered agent at such address are as follows: United Corporate Services, Inc. 874 Walker Road, Suite C, Dover, DE 19904. County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

4. The corporation hereby procures a renewal and revival of its certificate of incorporation, which became inoperative by law on March 1, 2004 for failure to file annual reports and non-payment of taxes payable to the State of Delaware.

5. The certificate of incorporation of the corporation, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Renewal and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be renewed and revived and shall become fully operative on February 29, 2004.

6. This Certificate of Renewal and Revival of the Certificate of Incorporation is filed by authority of the sole director as prescribed by Section 312 of the General Corporation Law of the State of Delaware.

Signed on March 30, 2010

/s/ Michael A. Tancredi
Michael A. Tancredi Treasurer

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:16 PM 10/06/2010
FILED 03:16 PM 10/06/2010
SRV 100973536 - 0945989 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PORTA SYSTEMS OVERSEAS CORP.

The undersigned, Michael A. Tancredi, hereby certifies that:

1. He is the Secretary and Treasurer of PORTA SYSTEMS OVERSEAS CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), and is duly authorized by the written consent of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors, in accordance with the applicable provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, and duly adopted by written consent of the sole shareholder of the outstanding shares of the common stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. The certificate of incorporation of the Corporation is hereby amended by replacing Article FIRST, in its entirety, with the following:

“FIRST: The name of the Corporation is North Hills Signal Processing Overseas Corp.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation’s Certificate of Incorporation, to be executed this 4th day of October 2010.

PORTA SYSTEMS OVERSEAS CORP.

By:	/s/ Michael A. Tancredi
Name: Michael A. Tancredi
Title: Secretary and Treasurer